Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

RenX Enterprises Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value	(1)	Other	63,052,966	$0.15	$9,457,944.90	0.0001381	$1,306.14

Total Offering Amounts:							$9,457,944.90		1,306.14
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,306.14

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Offering Note(s)

(1)	All of the shares of Common Stock offered hereby are for the account of the Selling Stockholders named in this registration statement. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.

Represents an aggregate of 63,052,966 shares of Common Stock, consisting of: (i) an aggregate of 24,300,975 shares of Common Stock issuable upon the conversion of those certain senior convertible notes in the aggregate principal amount of $6,042,985.39 (the “Notes”) that the Company issued to the Selling Stockholders on February 17, 2026 pursuant to that securities purchase agreement, dated February 12, 2026 (the “Purchase Agreement”), by and between the Company and the Selling Stockholders, and (ii) up to 38,751,991 shares of Common Stock issuable upon exercise of accompanying warrants (the “Warrants”) that were issued to the Selling Stockholders together with the Notes pursuant to the Purchase Agreement.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices per share of the Common Stock on Nasdaq on February 10, 2026, which was approximately $0.15 per share.